Exhibit 99.1

Courier Corporation Completes Sale of Unused Portion of Its
Multi-Building Manufacturing Complex in Westford, Massachusetts

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--May 26, 2004--Courier Corporation (Nasdaq: CRRC), one of America's leading book manufacturers and specialty publishers, today announced that it has completed its previously announced agreement to sell approximately 200,000 square feet of unoccupied and underutilized portions of its multi-building manufacturing complex in Westford, Massachusetts for $1.7 million. The buyer, Abbot Mill LLC, intends to convert this facility into high-end residential dwellings. Courier will continue its current levels of book manufacturing at the site.
    James F. Conway III, Chairman and Chief Executive Officer stated, "The completion of this property sale will result in reductions in our building operating costs without impacting our book manufacturing operations in Westford. The agreement requires that we incur certain post closing costs, such as the separation of all utilities within the complex. Although these costs could be significant, the Company anticipates realizing a small gain on the sale.
    "We are pleased to know that the property will be put back to productive use, and wish every success to its new owner, Abbot Mill, LLC. I would also like to acknowledge the cooperative efforts of the various boards within the Town of Westford for providing the opportunity to return these historic multi-story structures to a prominent place within the Westford community."

    About Courier Corporation

    Courier Corporation prints, publishes and sells books.
Headquartered in North Chelmsford, Mass., Courier has two lines of business: full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

    Portions of this release contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to important factors and uncertainties, which could cause Courier's actual results to differ materially from those anticipated by the forward-looking statements. These factors could include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Courier's subsequent SEC filings.

    CONTACT: Courier Corporation
             James F. Conway III, 978-251-6000
             Chairman, President and Chief Executive Officer or
             Lee E. Cochrane, 978-251-6000
             Vice President and Treasurer
             www.courier.com